As filed with the Securities and Exchange Commission on January 13, 2000.
                              Registration No. 333-
         -------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933
                                 ---------------

                           THERMO ELECTRON CORPORATION
             (Exact name of registrant as specified in its charter)
                                 ---------------

      DELAWARE                                                   04-2209186
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                        Identification Number)

                                 81 Wyman Street
                        Waltham, Massachusetts 02454-9046
               (Address of Principal Executive Offices) (Zip Code)

        COLEMAN RESEARCH CORPORATION 401(K) EMPLOYEE STOCK OWNERSHIP PLAN

            THERMO ELECTRON CORPORATION EMPLOYEE STOCK PURCHASE PLAN

                           (Full Titles of the Plans)

                          Sandra L. Lambert, Secretary
                           Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                        Waltham, Massachusetts 02454-9046
                     (Name and Address of Agent for Service)

                                 (781) 622-1000
          (Telephone Number, Including Area Code, of Agent For Service)

                                   Copies to:
                    Seth H. Hoogasian, Esq., General Counsel
                           Thermo Electron Corporation
                                 81 Wyman Street
                                 P. O. Box 9046
                        Waltham, Massachusetts 02454-9046

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


 Title of                                       Proposed
securities         Amount       Proposed        Maximum              Amount of
  to be             to be        Maximum        Aggregate          Registration
registered        registered    Offering        Offering                Fee
                                Price Per         Price
                                 Share
Common Stock,
 $1.00 par         1,310,000     $14.53125     $19,035,937.50          $5,026
 value per          shares          (2)              (2)
  share               (1)


     In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of interests issuable in connection with the Coleman Research Corporation 401(k) Employee Stock Ownership Plan and an indeterminate number of shares of the Registrant's Common Stock as may be issuable in connection with adjustments under the employee benefit plans described herein to reflect certain changes in the Registrant's capital structure, including stock dividends or stock splits.

(1) Of the shares registered hereunder, 560,000 shares are issuable under the Coleman Research Corporation 401(k) Employee Stock Ownership Plan, and 750,000 of the shares registered hereunder are issuable under the Thermo Electron Corporation Employee Stock Purchase Plan.

(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933. The calculation of the proposed maximum aggregate offering price has been based upon (1) the registration hereunder of an aggregate of 1,310,000 shares and (2) the average of the high and low sales prices, $14.75 and $14.3125, respectively, of the Registrant's Common Stock on the New York Stock Exchange on January 7, 2000 as reported in the consolidated transaction reporting system.

                                EXPLANATORY NOTE

      This Registration Statement is filed pursuant to General Instruction E of Form S-8 in order to register additional securities of the same class as other securities for which a registration statement relating to the Coleman Research Corporation 401(k) Employee Stock Ownership Plan (the "Coleman Plan") and the Thermo Electron Corporation Employee Stock Purchase Plan (the "ESPP") is effective.

     On January 10, 1997, the Company filed a registration statement on Form S-8 (Reg. No. 333-19535) to register an aggregate of 250,000 shares of Common Stock reserved for issuance under the Coleman Plan. The addition of this Registration Statement brings the total number of shares registered for issuance under the Coleman Plan to 810,000. In addition, on November 16, 1990, the Company filed a registration statement on Form S-8 (Reg. No. 33-37865) to register an aggregate of 400,000 shares of Common Stock reserved for issuance under the ESPP. The addition of this Registration Statement, together with the effect of 3:2 stock splits in 1993, 1995 and 1996 brings the total number of shares that have been registered for issuance under the ESPP to 2,100,000. The contents of the previously filed registration statements relating to the Coleman Plan and the ESPP are incorporated herein by reference except for the items that are set forth below. Pursuant to Instruction E, this Registration Statement contains such information required by Form S-8 that is not otherwise included in the previous registration statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information required by Part I is included in documents sent or given to the respective participants in the respective plans pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). As used in this Registration Statement, the terms "Registrant" or "Company" refer to Thermo Electron Corporation.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

      The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1999.

            (b) The Company's Current Report on Form 8-K filed with the Commission on January 8, 1999.

            (c) The Company's Current Report on Form 8-K filed with the Commission on March 9, 1999.

            (d) The Company's Current Report on Form 8-K filed with the Commission on March 15, 1999.

            (e) The Company's Quarterly Report on Form 10-Q for the quarter ended April 3, 1999.

            (f) The Company's Current Report on Form 8-K filed with the Commission on May 25, 1999.

            (g) The Company's Quarterly Report on Form 10-Q for the quarter ended July 3, 1999.

            (h) The Company's Quarterly Report on Form 10-Q for the quarter ended October 2, 1999.

            (i) The Company's Current Report on Form 8-K filed with the Commission on December 21, 1999.

            (j) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

      All reports or proxy statements filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold, or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      The validity of the Common Stock offered hereby has been passed upon by Seth H. Hoogasian, Esq., General Counsel of the Company. Mr. Hoogasian is a full-time employee of the Company, is an officer of the Company, and owns or has the right to acquire 348,944 shares of Common Stock and 162,177 shares of the Company's subsidiaries.

Item 6.  Indemnification of Directors and Officers.

      The Delaware General Corporation Law and the Company's Certificate of Incorporation and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law.

      The Company has an insurance policy which insures the directors and officers of the Company and its subsidiaries against certain liabilities which might be incurred in connection with the performance of their duties.

Item 7.  Exemption from Registration Claimed.

      Not Applicable.

Item 8.  Exhibits.

      The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9.  Undertakings.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)    To include any prospectus required by Section 10(a)(3)
                           of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 13th day of January, 2000.

                                   THERMO ELECTRON CORPORATION


                                   By:  /s/ Richard F. Syron
                                        -----------------------------------
                                        Richard F. Syron
                                        Chief Executive Officer


                                POWER OF ATTORNEY

      Each of the undersigned Directors and Officers of Thermo Electron Corporation hereby appoints Theo Melas-Kyriazi, Paul F. Kelleher, Kenneth J. Apicerno, Seth H. Hoogasian and Sandra L. Lambert, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

 Signature                    Title                              Date

                              President, Chief Executive
                              Officer and Chairman of the
/s/ Richard F. Syron          Board                         January 13, 2000
--------------------------
Richard F. Syron

/s/ Theo Melas-Kyriazi        Chief Financial Officer       January 13, 2000
--------------------------
Theo Melas-Kyriazi

/s/ Paul F. Kelleher          Chief Accounting Officer      January 13, 2000
--------------------------
Paul F. Kelleher

/s/ George N. Hatsopoulos     Chairman Emeritus              January 13, 2000
--------------------------
George N. Hatsopoulos

/s/ John M. Albertine         Director                      January 13, 2000
--------------------------
John M. Albertine

/s/ Samuel W. Bodman          Director                      January 13, 2000
--------------------------
Samuel W. Bodman

/s/ Peter O. Crisp            Director                      January 13, 2000
--------------------------
Peter O. Crisp

/s/ Elias P. Gyftopoulos      Director                      January 13, 2000
--------------------------
Elias P. Gyftopoulos

/s/ John N. Hatsopoulos       Director                      January 13, 2000
--------------------------
John N. Hatsopoulos

/s/ Frank Jungers             Director                      January 13, 2000
--------------------------
Frank Jungers

/s/ Robert A. McCabe          Director                      January 13, 2000
--------------------------
Robert A. McCabe

/s/ Hutham S. Olayan          Director                      January 13, 2000
--------------------------
Hutham S. Olayan

/s/ Robert W. O'Leary         Director                      January 13, 2000
--------------------------
Robert W. O'Leary

/s/ Roger D. Wellington       Director                      January 13, 2000
--------------------------
Roger D. Wellington

                                  EXHIBIT INDEX


Exhibit
Number            Description


     5.1  Opinion of Seth H. Hoogasian, Esq.

     5.2 Internal Revenue Service Determination Letter, dated June 19, 1995, with respect to the qualification of the Coleman Research Corporation 401(k) Employee Stock Ownership Plan under Section 401 of the Internal Revenue Code.

     23.1 Consent of Arthur Andersen LLP

     23.2 Consent of Seth H. Hoogasian,  Esq. (contained in his opinion filed as
          Exhibit 5).

     24 Power of Attorney (see signature pages to this Registration Statement).

                                                                    EXHIBIT 5.1



                           Thermo Electron Corporation
                                 81 Wyman Street
                        Waltham, Massachusetts 02454-9046




                                                      January 13, 2000

Thermo Electron Corporation
81 Wyman Street
Waltham, Massachusetts 02454-9046

Re:   Registration Statement on Form S-8
      Relating to 1,310,000 Shares of the Common Stock,
      $1.00 par value, of Thermo Electron Corporation

Dear Sirs:

      I am General Counsel to Thermo Electron Corporation, a Delaware corporation (the "Company"), and have acted as counsel in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the "Registration Statement"), of 1,310,000 shares of the Company's Common Stock, $1.00 par value per share (the "Shares") subject to the Coleman Research Corporation 401(k) Employee Stock Ownership Plan (the "KSOP") and the Thermo Electron Corporation Employee Stock Purchase Plan (collectively, the "Plans"), as well as an indeterminate amount of related interests in the KSOP (the "Interests").

      I or a member of my legal staff have reviewed the corporate proceedings taken by the Company with respect to the authorization of the issuance of the Shares. I or a member of my legal staff have also examined and relied upon originals or copies, certified or otherwise authenticated to my satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's representatives all questions of fact that I have deemed necessary or appropriate.

      Based upon and subject to the foregoing, I am of the opinion that:

      1. The Company is a corporation validly existing and in corporate good standing under the laws of the State of Delaware.

      2. The issuance and sale of the Shares as contemplated in the Registration Statement have been duly authorized by the Company.

      3. The Shares, when issued and sold in accordance with the provisions of the applicable Plan, will be validly issued, fully paid and nonassessable.

      I am also of the opinion that the respective Plans confer valid Interests upon the participants in such Plans, to the extent and upon the terms and conditions described in such Plans.

      I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,


                                        /s/  Seth H. Hoogasian
                                        ----------------------------------
                                             Seth H. Hoogasian
                                             General Counsel

                                                                    EXHIBIT 5.2


INTERNAL REVENUE SERVICE            DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O.  BOX 1055
ATLANTA, GA  30370

Date: June 19, 1995                 Employer Identification Number:
                                          59-2039476
Coleman Research Corporation        File Folder Number:
C/O Jack B. Levy, Esquire                 590023259
2222 Arlington Avenue, South        Person to Contact:
Birmingham, AL 35205                      HUGH SPIKLER
                                    Contact Telephone Number:
                                          (404) 331-4103
                                    Plan Name:
                                    COLEMAN RESEARCH CORPORATION 401(K)
                                    EMPLOYEE STOCK OWNERSHIP PLAN
                                    Plan Number: 001

Dear Applicant:

      We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

      Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b) (3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

      The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

      This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

      This determination letter is applicable for the amendment(s) adopted on 10/28/94.

      This plan satisfies the requirements of Code section 4975 (e)(7).

      This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

      This plan satisfies the nondiscrimination in amount requirement of section
1.401 (a)(4) - 1 (b) (2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

      This plan satisfies the nondiscriminatory current availability requirements of section 1.401 (a) (4)-4 (b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410 (b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

      We have sent a copy of this letter to your representative as indicated in the power of attorney.

      If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                        Sincerely yours,


                                        /s/  Nelson A. Brooke
                                        ----------------------------------
                                             Nelson A. Brooke
                                             District Director

Enclosures:
Publication 794
Reporting and Disclosure Guide
for Employee Benefit Plans

                                                                   Exhibit 23.1






            Consent of Independent Public Accountants
            -----------------------------------------


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated February 16, 1999 (except with respect to the matters discussed in Note 19, as to which the date is March 1, 1999), included in Thermo Electron Corporation's Annual Report on Form 10-K for the year ended January 2, 1999, and to all references to our Firm included in this registration statement.


                                               Arthur Andersen LLP



Boston, Massachusetts
January 6, 2000